UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 2, 2014
Date of Report (Date of earliest event reported)

Vapor Group, Inc.
(Exact name of registrant as specified in its charter)

Florida	000-51159	98-0427526
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3901 SW 47TH AVENUE Suite 415 Davie, Florida	33314
(Address of principal executive offices)	(Zip Code)

(954) 792-8450
Registrant’s telephone number, including area code

______________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Section 5.03 – Amendments to Articles of Incorporation

On January 22, 2014, Vapor Group Inc., a Florida corporation (the "Company" or the “Registrant”), entered into that certain Agreement of Merger and Plan of Reorganization”, dated January 22, 2014, (the “Merger Agreement”), filed on Form 8-K, January 24, 2014, wherein 750,000,000 shares of restricted common stock were to be issued to the recipient shareholders per the Merger Agreement (the “Shareholders”). As the result of a subsequent agreement by and among the Company and the Shareholders, the 750,000,000 shares have been reduced to 450,000,000 shares of restricted common stock that may be issued, in whole or in part, solely by the conversion, after July 22, 2015 (18 months after the Merger Agreement), of 250,000 shares of Convertible Series B Preferred Stock, which may be converted at the option of each of the Shareholders on a ratio of 1:1,800, in order to equate to a total of 450,000,000 shares of restricted common stock which may be issued.

As a result of the agreement with the Shareholders, on August 28, 2014, the Company announced that its Board of Directors, with the approval of a majority of votes of its shareholders, had approved an amendment to its Articles of Incorporation (the “Amendment”), wherein the total quantity of shares of restricted common stock of the Registrant that can be issued by the conversion of a share of Series B Preferred Stock, shall be 1,800 shares of restricted common stock.

The Amendment has been submitted to the Florida Secretary of State and shall be effective as of the date it is accepted and file-stamped by the State of Florida.

SECTION 8 – OTHER EVENTS

None.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Exhibits:

Exh. No.	Date	Document
5.03	August 28, 2014	Amendment to Articles of Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vapor Group, Inc.

Date: September 2, 2014	By:	/s/ Dror Svorai
	Name:	Dror Svorai
	Title:	Chief Executive Officer

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